SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒    Filed by a Party other than the Registrant☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FIRST NORTHERN COMMUNITY BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of First Northern Community Bancorp (the “Company”) on Tuesday, May 15, 2007, at 5:30 p.m. The meeting will be held at First Northern Bank’s Operations Center located at 210 Stratford Avenue in Dixon, California. A reception will follow the meeting.

At the meeting, shareholders will be asked to elect as directors the ten individuals nominated by the Board of Directors, to ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007, and to approve such other matters as may properly come before the Annual Meeting or any adjournment thereof. The following Proxy Statement provides detailed information about the nominees for director, the independent registered public accounting firm and other matters regarding the Annual Meeting. Included with this Proxy Statement is the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Board of Directors recommends that you vote “FOR” the election of the directors nominated, and “FOR” ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

It is very important that as many shares as possible be represented at the meeting. Whether or not you plan to attend the Annual Meeting, we respectfully ask that you sign and return the enclosed Proxy in the postage-paid envelope as soon as possible. So that we may provide adequate seating and refreshments, please be sure to indicate whether or not you plan to attend by completing the bottom portion of the Proxy form.

We look forward to seeing you at the meeting on May 15th.

Sincerely,

Owen J. Onsum
President and Chief Executive Officer

Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 15, 2007

To the Shareholders of First Northern Community Bancorp:

The Annual Meeting of Shareholders of First Northern Community Bancorp will be held at the First Northern Bank Operations Center, 210 Stratford Avenue, Dixon, California 95620, on Tuesday, May 15, 2007, at 5:30 p.m. to:

1.	Elect the following ten (10) directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified:

Lori J. Aldrete	John F. Hamel	David W. Schulze
Frank J. Andrews, Jr.	Diane P. Hamlyn	Andrew S. Wallace
John M. Carbahal	Foy S. McNaughton
Gregory DuPratt	Owen J. Onsum

2.
Ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP to act as the independent registered public accounting firm of First Northern Community Bancorp for the year ending December 31, 2007.

3.	Act upon such other matters as may properly come before such meeting or any adjournment or postponement thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

Shareholders of record at the close of business on March 16, 2007, are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

You are strongly encouraged to attend the Annual Meeting and also to complete, sign, date and return as promptly as possible, the proxy submitted herewith in the return envelope provided for your use whether or not you plan to attend the meeting in person. The giving of such proxy will not affect your right to revoke such proxy or to vote in person, should you later decide to attend the Annual Meeting.

BY ORDER OF THE

BOARD OF DIRECTORS

Frank J. Andrews, Jr.	Owen J. Onsum
Chairman of the Board	President and Chief Executive Officer

Dated: April 13, 2007

YOUR VOTE IS IMPORTANT YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

Table of Contents

Annual Meeting of Shareholders-------------------------------------------------------------------------------------------------------------------------------------------	1
Voting Rights and Vote Required------------------------------------------------------------------------------------------------------------------------------------------	1
Voting of Proxies -Quorum---------------------------------------------------------------------------------------------------------------------------------------------------	2
Revocability of Proxy----------------------------------------------------------------------------------------------------------------------------------------------------------	2
Proposal 1 - Nomination and Election of Directors---------------------------------------------------------------------------------------------------------------------	3
Director Independence--------------------------------------------------------------------------------------------------------------------------------------------------------	7
Director Compensation--------------------------------------------------------------------------------------------------------------------------------------------------------	7
Report of Audit Committee---------------------------------------------------------------------------------------------------------------------------------------------------	11
Audit and Non-Audit Fees---------------------------------------------------------------------------------------------------------------------------------------------------	12
Security Ownership of Certain Beneficial Owners and Management----------------------------------------------------------------------------------------------	13
Executive Officers--------------------------------------------------------------------------------------------------------------------------------------------------------------	14
Compensation Discussion and Analysis---------------------------------------------------------------------------------------------------------------------------------	15
Compensation Committee Report-------------------------------------------------------------------------------------------------------------------------------------------	22
Executive Compensation------------------------------------------------------------------------------------------------------------------------------------------------------	23
Proposal 2 - Ratification of the Company's Independent Registered Public Accounting Firm--------------------------------------------------------------	35
Compensation Committee Interlocks and Insider Participation-----------------------------------------------------------------------------------------------------	36
Transactions with Related Persons----------------------------------------------------------------------------------------------------------------------------------------	36
Section 16(a) Beneficial Ownership Reporting Compliance----------------------------------------------------------------------------------------------------------	37
Information Available to Shareholders------------------------------------------------------------------------------------------------------------------------------------	37
Shareholder Proposals--------------------------------------------------------------------------------------------------------------------------------------------------------	37
Other Matters--------------------------------------------------------------------------------------------------------------------------------------------------------------------	38
Operations Center Map-------------------------------------------------------------------------------------------------------------------------------------------------------	39

FIRST NORTHERN COMMUNITY BANCORP

195 North First Street, Dixon, California 95620

PROXY STATEMENT

Annual Meeting Of Shareholders

This proxy statement (“Proxy Statement”) is furnished to the shareholders of First Northern Community Bancorp (“the “Company”) in connection with the solicitation of proxies (each a “Proxy” and collectively, the “Proxies”) to be used in voting at the Annual Meeting of Shareholders of the Company to be held on May 15, 2007, at First Northern Bank’s Operations Center located at 210 Stratford Avenue, Dixon, California at 5:30 p.m., and at any adjournment or postponement thereof (the “Meeting” or “Annual Meeting”). The solicitation of the Proxy accompanying this Proxy Statement is made by the Board of Directors of the Company, and the costs of such solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies, will be borne by the Company. It is contemplated that Proxies will be solicited through the mail, but officers and staff of the Company may solicit Proxies personally. The Company may, at its discretion, engage the services of a proxy solicitation firm to assist in the solicitation of proxies. The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material and such expenses as may be paid to any proxy solicitation firm engaged by the Company.

It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on or about April 13, 2007.

A Proxy for the Annual Meeting is enclosed. Any shareholder who executes and delivers a Proxy has the right to revoke it at any time before it is voted by filing with the Corporate Secretary of the Company an instrument revoking it or a duly executed Proxy bearing a later date. In addition, a Proxy will be revoked if the person executing the Proxy is present at the Annual Meeting and advises the Chairman of his or her election to vote in person.

The Proxy also confers discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed which may properly be presented for action at the Annual Meeting, including approval of minutes of the prior Annual Meeting which will not constitute ratification of the actions taken at such meeting; action with respect to procedural matters pertaining to the conduct of the Annual Meeting; and election of any person to any office for which a bona fide nominee is named herein, if such nominee is unable or unwilling to serve.

UNLESS REVOKED, ALL SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED IN TIME FOR THE MEETING WILL BE VOTED AS SPECIFIED IN SUCH PROXY OR, IF NOT SPECIFIED, THEN IN FAVOR OF ELECTION OF THE TEN NOMINEES FOR DIRECTOR NOMINATED BY THE BOARD OF DIRECTORS, IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF MOSS ADAMS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2007, AND AT THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO ALL OTHER PROPOSALS PROPERLY BROUGHT BEFORE THE MEETING.

Voting Rights and Vote Required

Only shareholders of record at the close of business on March 16, 2007 (the “Record Date”), will be entitled to vote in person at the Annual Meeting or by proxy. On the Record Date, there were 8,436,333 shares of common stock of the Company issued and outstanding and entitled to vote.

Shareholders of common stock of the Company are entitled to one vote for each share held, except that in the election of Directors, under California law and the bylaws of the Company, each shareholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock of the Company held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all of such votes for a single nominee or may distribute them among two or more nominees. No shareholder, however, shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of common stock held by such shareholder multiplied by the number of directors to be elected) unless the name(s) of the candidate(s) has (have) been placed in nomination prior to voting in accordance with Article III, Section 23 of the Company’s bylaws (which requires that nominations made other than by the Board of Directors be made at least 30 and not more than 60 days prior to any meeting of shareholders) and a shareholder has given notice to the Company of an intention to cumulate votes prior to the voting in accordance with Article II, Section 13 of the Company’s bylaws. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination, in which event votes represented by Proxies delivered pursuant to this Proxy Statement may be cumulated, in the discretion of the Proxyholders, in accordance with the recommendation of the Board of Directors. Discretionary authority to cumulate votes in such event is, therefore, solicited in this Proxy Statement.

The vote required to approve each proposal is as follows:

•     In the election of directors, the ten nominees receiving the highest number of votes will be elected.

•     Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Meeting.

Voting of Proxies—Quorum

The shares of common stock of the Company represented by all properly executed Proxies received in time for the Meeting will be voted in accordance with the Shareholders’ choices specified therein; provided, however, that where no choices have been specified, the shares will be voted “FOR” the election of the ten nominees for director recommended by the Board of Directors, “FOR” the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the independent registered public accounting firm for the year ending December 31, 2007, and at the Proxyholder’s discretion, on such other matters, if any, which may properly come before the Meeting (including any proposal to adjourn the Meeting). A majority of the shares entitled to vote, represented either in person or by a properly executed Proxy, will constitute a quorum at the Meeting.

Brokers that have sent proxy soliciting materials to a beneficial owner but have not received voting instructions from the beneficial owner may nevertheless vote on routine matters, including the election of directors and the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the independent registered public accounting firm. Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item or such item is not routine and the nominee has not received instructions from the beneficial owner.

Revocability of Proxy

A shareholder using the enclosed Proxy may revoke the authority conferred by the Proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of the Company or a duly executed Proxy bearing a later date, or by appearing and voting by ballot in person at the Meeting.

Proposal 1
Nomination and Election of Directors

First Northern Community Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated in the State of California. The Company’s principal subsidiary is First Northern Bank of Dixon (the “Bank”), a California state chartered bank organized under the laws of the State of California.

At the Annual Meeting it will be proposed to elect ten directors of the Company, each to hold office until the next annual meeting and until their successors shall be elected and qualified. It is the intention of the Proxyholders named in the enclosed Proxy to vote such Proxies (except those containing contrary instructions) for the ten nominees named below.

The Board of Directors does not anticipate that any of the nominees will be unable to serve as a director of the Company, but if that should occur before the Meeting, the Proxyholders, in their discretion, upon the recommendation of the Company’s Board of Directors, reserve the right to substitute as nominee and vote for another person of their choice in the place and stead of any nominee unable so to serve. The Proxyholders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the Proxyholders may determine in their discretion, based upon the recommendation of the Board of Directors.

Nominees

The following table sets forth each of the nominees for election as a director, their age, their position with the Company, and the period during which they have served as a director of the Company and the Bank.

Name	Age	Position with the Company	Director of Bank Since	Director of the Company Since
Lori J. Aldrete	60	Director	1995	2000
Frank J. Andrews, Jr.	58	Chairman of the Board	1993	2000
John M. Carbahal	52	Director	1996	2000
Gregory DuPratt	53	Director	1996	2000
John F. Hamel	66	Director	1975	2000
Diane P. Hamlyn	63	Director	1985	2000
Foy S. McNaughton	56	Director	2000	2000
Owen J. Onsum	62	President, CEO and Director	1996	2000
David W. Schulze	62	Director	1978	2000
Andrew S. Wallace	43	Director	2007	2007

Lori J. Aldrete is a principal of ACS Quantum Strategies, LLC (“ACS”), a public affairs, marketing and communications firm established in July 2001. ACS is headquartered in Sacramento, California. Ms. Aldrete was Vice President/Corporate Communications for Catholic Healthcare West from January 2000 to June 2001. Prior to that time, Ms. Aldrete was Senior Vice President of the California Association of Hospital and Health Systems. Ms. Aldrete has worked in the communications field for more than 30 years and in marketing and public relations since 1986. She has been a resident of Davis since 1979. Ms. Aldrete is the Chairman of the Bank’s Compensation Committee, and a member of the Bank’s Audit and Management Committees.

Frank J. Andrews, Jr. is President of Andrews, Lando & Associates, a real estate development firm established in 1990, and Manager of Gainsbourgh-Classics LLC since January 1999 also a real estate development firm. Prior to that time, Mr. Andrews was President of Andrews Management Services for three years and Vice President of Amos & Andrews, Inc., for fifteen years. Andrews Management Services and Amos & Andrews, Inc. are also real estate development companies. Mr. Andrews is Chairman of the Board of the Company, a member of the Bank’s Loan Committee, and the Chairman of the Bank’s Management Committee.

John M. Carbahal is a Certified Public Accountant and since 1984 has been a principal and shareholder of Carbahal & Company, Inc., an Accountancy Corporation. Mr. Carbahal is the Chairman of the Bank’s Audit Committee, and a member of the Bank’s Asset Management and Trust, and Management Committees.

Gregory DuPratt has been Vice President of Ron DuPratt Ford, an automobile dealership and family business located in Dixon since 1997. Mr. DuPratt is a member of the Bank’s Audit, Compensation, Loan, Management, and Profit Sharing Committees.

John F. Hamel served as the President and Chief Executive Officer of First Northern Bank of Dixon from 1975 to 1996. Mr. Hamel is presently managing family agricultural properties. Mr. Hamel is the Chairman of the Bank’s Loan Committee, and a member of the Bank’s Asset Management and Trust, Director Selection, and Profit Sharing Committees.

Diane P. Hamlyn is the Founder of Davisville Travel, a full service travel agency. Davisville Travel was established in 1977. Ms. Hamlyn is a member of the Bank’s Management, Compensation, Director Selection, and Loan Committees.

Foy S. McNaughton is the President and Chief Executive Officer of McNaughton Newspapers—Davis Enterprise, Daily Republic, Mountain Democrat (Placerville), Winters Express and Life Newspapers (El Dorado Hills, Folsom, and Cameron Park), a position he has held since 1985. He has served as the Publisher of the Fairfield Daily Republic since 1995. Mr. McNaughton has been a resident of Davis since 1973. Mr. McNaughton is a member of the Bank’s Audit, Compensation, Director Selection, and Management Committees.

Owen J. Onsum has been President and Chief Executive Officer of First Northern Bank of Dixon since January 1, 1997. He served as Executive Vice President of First Northern Bank of Dixon from 1982 to 1996. Mr. Onsum has worked for First Northern Bank of Dixon since 1972 and has lived in Dixon since 1971. Mr. Onsum is a member of the Bank’s Loan, Management, Asset Management and Trust, Director Selection, and Profit Sharing Committees.

David W. Schulze has been the owner/operator of a family farming operation since 1967. Prior to assuming that position, Mr. Schulze was involved in property management and apartment ownership. Mr. Schulze is the Chairman of the Bank’s Asset Management and Trust Committee, and is a member of the Bank’s Loan, Director Selection, and Management Committees.

Andrew S. Wallace is the Chief Financial and Chief Operating Officer of Wallace-Kuhl & Associates, Inc., an Engineering and Environmental Consulting Firm established in 1984. Prior to assuming that position, Mr. Wallace acted as Controller of Wallace-Kuhl & Associates, Inc. from 1995 to 2000. Mr. Wallace is a member of the Bank’s Audit Committee and the newest member of the Board of Directors of the Company.

None of the directors of the Company were selected pursuant to arrangements or understandings other than with the directors and shareholders of the Company acting within their capacity as such. Mr. Wallace was elected by the Board of Directors on January 26, 2007. The Director Selection Committee recommended Mr. Wallace to the Board of Directors for approval. There are no family relationships between any of the directors, and none of the directors serves as a director of any other company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.

Committees of the Board of Directors of the Company and the Bank

The Company does not have Audit, Nominating or Compensation Committees or committees performing similar functions. However, the Board of Directors of the Bank has several standing committees, as discussed below, including an Audit Committee, Compensation Committee, and Management Committee which perform the functions of such committees for the Company. The directors of the Company are also directors of the Bank. As such, the Bank committees supervise and review the activities of the Bank, which constitute substantially all of the assets of the Company on a consolidated basis. Information regarding the committees of the Bank, and the members thereof, follows.

The Bank has a standing Audit Committee composed of Lori J. Aldrete, John M. Carbahal, Gregory DuPratt, Foy S. McNaughton, and Andrew S. Wallace. John M. Carbahal is the Audit Committee Chairman. The Audit Committee reviews and oversees the internal audit results for the Bank. The Audit Committee of the Bank held ten meetings during 2006. The Board of Directors has determined that Mr. Carbahal is an audit committee financial expert under the rules of the SEC.

The Bank has a standing Management Committee composed of Lori J. Aldrete, Frank J. Andrews, Jr., John M. Carbahal, Diane P. Hamlyn, Foy S. McNaughton, Owen J. Onsum, and David W. Schulze. Frank J. Andrews, Jr. is the Management Committee Chairman. The Management Committee held two meetings during 2006 for the purpose of considering the Bank’s strategic and personnel issues and reviewing the annual budget.

The Bank has a standing Loan Committee composed of Frank J. Andrews, Jr., Gregory DuPratt, John F. Hamel, Diane P. Hamlyn, Owen J. Onsum, and David W. Schulze. John F. Hamel is the Loan Committee Chairman. The Loan Committee held 14 meetings during 2006 for the purpose of approving loans and loan policy.

The Bank has a standing Profit Sharing Committee composed of Gregory DuPratt, John F. Hamel, and Owen J. Onsum. The Profit Sharing Committee held two meetings during 2006 for the purpose of considering plan administration and investments.

The Bank has a standing Compensation Committee composed of Lori J. Aldrete, Gregory DuPratt, Diane P. Hamlyn, and Foy S. McNaughton. Lori J. Aldrete is the Compensation Committee Chairman. The Compensation Committee held nine meetings during 2006 for the purpose of reviewing and recommending to the Bank’s Board of Directors the Bank’s compensation objectives and policies and administering the Company’s stock plans. The Compensation Committee has adopted a written charter which is posted on the Bank’s website at www.thatsmybank.com. A description of the processes and procedures of the Compensation Committee is included below in the Compensation Discussion and Analysis.

The Bank has a standing Asset Management and Trust Committee composed of John M. Carbahal, John F. Hamel, Owen J. Onsum, and David W. Schulze. David W. Schulze is the Asset Management and Trust Committee Chairman. The Asset Management and Trust Committee held four meetings during 2006 for the purpose of reviewing the general status of the Bank’s Asset Management and Trust Department.

The Bank has a standing Director Selection Committee composed of John F. Hamel, Diane P. Hamlyn, Foy S. McNaughton, Owen J. Onsum, and David W. Schulze. The Director Selection Committee held two meetings during 2006. The purpose of the committee is to review and nominate potential candidates for directors of the Bank and the Company as needed. This committee fulfills the responsibilities of a director nominating committee for the Company. The Director Selection Committee does not have a charter.

The Director Selection Committee will consider candidates nominated by the Company’s shareholders, directors, officers, and from other sources. In evaluating candidates, the Board of Directors considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements), and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.

The Board of Directors will consider candidates nominated by the shareholders of the Company if the nomination is made in writing in accordance with the procedures for nominating directors of the Company, as described below. These nomination procedures are designed to give the Board of Directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third-party nominations if the nomination procedures are not followed.

Pursuant to Article III, Section 23 of the bylaws of the Company, director nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the President of the Company, not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors. The provision also requires that the notice contain detailed information necessary to determine if the nominee is qualified under our bylaws. Under our bylaws, no person may be a member of the Board of Directors:

(a)  who has not been a resident for a period of at least two years immediately prior to his or her election of a county in which any subsidiary of the Company maintains an office unless the election of such person is approved by the affirmative vote of at least two-thirds of the members of the Board of Directors of the Company then in office,

(b)  who owns, together with his or her family residing with him or her, directly or indirectly, more than one percent of the outstanding shares of any banking corporation, affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company,

(c)  who is a director, officer, employee, agent, nominee, or attorney of any banking corporation, affiliate, or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company, or

(d)  who has or is the nominee of anyone who has any contract, arrangement or understanding with any banking corporation, or affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company, or with any officer, director, employee, agent, nominee, attorney or other representative of such covered entity, that he or she will reveal or in any way utilize information obtained as a director of the Company or that he or she will, directly or indirectly, attempt to effect or encourage any action of the Company.

Nominations not made in accordance with the procedures set forth in the Company’s bylaws may, in the discretion of the Chairman of the Meeting, be disregarded, and, upon his instruction, the inspector(s) of election shall disregard all votes cast for such nominee(s). A copy of Sections 22 and 23 of Article III of the Company’s bylaws may be obtained by sending a written request to: Ms. Lynn Campbell, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

The Bank has several other committees that meet on an as needed basis.

If you wish to communicate with the Board of Directors, you may send correspondence to the Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620. The Corporate Secretary will submit your correspondence to the Board of Directors or the appropriate committee, as applicable.

Board of Directors Meetings

In 2006, the Board of Directors of the Bank held 12 regularly scheduled meetings, no special meetings and six joint meetings with the Board of Directors of the Company. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Boards of Directors held during the period for which he or she has been a director; and (2) the total number of meetings of committees of the Boards of Directors on which he or she served during the period for which he or she served. The Company has a policy to encourage directors to attend the Annual Meeting. Eight of nine directors attended the Annual Meeting of Shareholders in 2006.

Director Independence

The Board of Directors has determined that (1) a majority of the Company’s directors, (2) each member of the Compensation Committee, (3) each member of the Audit Committee, and (4) each member of the Director Selection Committee except for Mr. Onsum, is “independent” under the applicable standards set forth in the Nasdaq Marketplace Rules. The Board of Directors has determined that all directors except Mr. Onsum are independent.

Director Compensation

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)(4)	Total ($)
Lori J. Aldrete	19,600	--	12,536	32,136
Frank J. Andrews, Jr.	17,500	--	8,563	26,063
John M. Carbahal	19,000	--	4,559	23,559
Gregory DuPratt	25,300	--	4,768	30,068
John F. Hamel	19,650	--	6,059	25,709
Diane P. Hamlyn	21,250	--	18,841	40,091
David W. Schulze	20,500	--	15,239	35,739
Foy S. McNaughton	20,050	--	7,011	27,061

1.     The Board of Directors of the Company and the Bank are comprised of the same ten people. On May 18, 2006, Director fees were increased. The last increase in fees was in March 1999. Each director who is not an officer or employee of the Company or the Bank received $1,000 (previously $800) for each jointly-held and regularly scheduled meeting of the Boards of Directors attended with the exception of the Board Chairman who received $1,400 (previously $800), $400 per special meeting of the Board of Directors, $150 per Directors Loan Committee teleconference meeting, and $500 (previously $350) per Committee meeting attended with the Chairman of Committee meetings receiving $600, with the exception of the Audit Committee. The Audit Committee members received $500 (previously $400) per meeting with the Chairman of the Audit Committee receiving $700 (previously $500) per meeting. Mr. Onsum is the only director who is an employee and he receives no compensation for his services as a director. Mr. Wallace was elected to the Board of Directors in January 2007 and did not receive any compensation in 2006.

2.   Under the Company’s Outside Director 2000 Nonstatutory Stock Option Plan, directors who are not officers or employees are entitled to an automatic, one-time grant of options to purchase shares at an exercise price equal to the fair market value of the Company common stock on the date of grant. There were no stock option awards made to outside directors in 2006. The Outside Director 2000 Nonstatutory Stock Option Plan terminated by its terms in February 2007. Future grants will be made under the First Northern Community Bancorp 2006 Stock Incentive Plan. There were no outstanding director stock options at December 31, 2006.

3.   Amounts reflected in this column are attributable to the aggregate change in the actuarial present value of each director’s accumulated benefit under the Company’s Director Retirement Agreements.

The Company has Director Retirement Agreements with each of its non-employee directors. The agreements are intended to encourage existing directors to remain directors, providing the Company with the benefit of the directors’ experience and guidance in the years ahead. The Company believes it is necessary and appropriate to reward director service with a competitive compensation package, including board fees and post-retirement benefits.

For retirement on or after the normal retirement age of 65, the Director Retirement Agreements provide a benefit for ten years ranging from $10,000 annually for a director with ten years of service to a maximum of $15,000 annually for a director with 15 or more years of service, including years of service prior to the effective date of the Director Retirement Agreements. There are three directors who have served more than 15 years as a director. Benefits under the Director Retirement Agreements are payable solely to those directors who have served for at least ten years, unless the director terminates service because of death or disability or unless the director’s service terminates within two years after a change in control.

In the case of early termination of a director’s service before age 65 for reasons other than death or disability or within two years after a change in control, he or she will receive over a period of ten years aggregate payments equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which the director’s service terminated. However, early termination benefits will not be payable unless the director is at least 55 years of age and has served as a director for at least ten years, including years of service prior to the effectiveness of the Agreements. If a director becomes disabled before age 65, the director will receive a lump-sum payment in an amount equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which disability occurred regardless of whether the director has ten years of service or has reached age 55. If a change in control occurs and a director’s service terminates within 24 months after the change in control, the director will receive a lump-sum payment equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which termination occurred, regardless of whether the director has ten years of service or has reached age 55. For this purpose, the term “change in control” means:

•	A merger occurs and as a consequence the Company’s shareholders prior to the merger own less than 50% of the resulting company’s voting stock;

•
    A beneficial ownership report is required to be filed under Section 13(d) or 14(d) of the Securities Exchange Act of 1934 by a person (or group of persons acting in concert) to report ownership of 20% or more of the Company’s voting securities; or

•
    During any period of two consecutive years, individuals who constituted the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute a majority of the Board. Directors elected during the two-year period are treated as if they were directors at the beginning of the period if they were nominated by at least two-thirds of the directors in office at the beginning of the period.

No benefits are payable under the Director Retirement Agreements to a director’s beneficiaries after the director’s death. A director forfeits all benefits under the Director Retirement Agreement if his or her director service terminates because of neglect of duties, commission of a felony or misdemeanor, or acts of fraud, disloyalty, or willful violation of significant Bank policies, or if the director is removed by order of the Federal Deposit Insurance Corporation (FDIC).

The Company has also purchased insurance policies on the lives of the directors who entered into Director Retirement Agreements, paying the premiums for these insurance policies with one lump-sum premium payment of approximately $1.76 million. The Company expects to recover the premium in full from its portion of the policies’ death benefits. The Company purchased the policies as an informal financing mechanism for the post-retirement payment obligations under the Director Retirement Agreements. Although the Company expects the policies on the directors’ lives to serve as a source of funds for benefits payable under the Director Retirement Agreements, the contractual entitlements arising under the Director Retirement Agreements are not funded and remain contractual liabilities of the Company, payable on or after each director’s termination of service.

Under the Split Dollar Agreements and Split Dollar Policy Endorsements with the directors, which were entered into on the same date the Director Retirement Agreements were executed, the policy interests are divided between the Company and each director. The Split Dollar Agreements provide that a director’s designated beneficiary(ies) will be entitled to receive at the director’s death life insurance proceeds in the amount of:

(a)     $120,000 if the director dies before age 65,
(b)     $60,000 if the director dies after reaching age 65 but before age 75, and
(c)     $30,000 if the director dies thereafter

The director’s beneficiary(ies) would receive no further benefits under the Director Retirement Agreement, and the Company’s obligations under that agreement would be extinguished. The Company is entitled to any insurance policy death benefits remaining after payment to the director’s beneficiary(ies).

4.   Includes $31.00 attributable to above-market or preferential earnings on Ms. Aldrete’s deferred compensation account. Other amounts reflected in this column are attributable to the aggregate change in the actuarial present value of the named Director’s accumulated benefit under the Director Retirement Agreement.

Director Retirement Benefits. The following table shows the present value of benefits payable under the Director Retirement Agreements to the directors, assuming certain events:

Director Retirement Benefits

Name	Plan Name	Present Value of Accumulated Benefit ($) (1)
Lori J. Aldrete	Director Retirement Agreement	51,179
Frank J. Andrews, Jr.	Director Retirement Agreement	34,892
John M. Carbahal	Director Retirement Agreement	18,285
Gregory DuPratt	Director Retirement Agreement	19,149
John F. Hamel	Director Retirement Agreement	108,362
Diane P. Hamlyn	Director Retirement Agreement	77,931
Foy S. McNaughton	Director Retirement Agreement	28,431
David W. Schulze	Director Retirement Agreement	62,801

1.   The assumptions used to calculate the present value of accumulated benefits are the same as those used under Statement of Financial Accounting Standards No. 87 “Employers’ Accounting for Pensions,” as of December 31, 2006, assuming that all Directors continued to serve until their normal retirement age of 65, or their current age, if later. The present value of accrued benefits as of December 31, 2006, is calculated assuming the Director commences his or her accrued benefit earned through December 31, 2006, at normal retirement age, or his or her current age, if earlier. For the December 31, 2006, calculation, the discount rate assumption was 5.20% and each director is assumed to survive until all scheduled payments have been received. The present value of accumulated benefit is impacted by age and years of service.

Director NonQualified Deferred Compensation

The Company has implemented an elective deferred director fee plan, a nonqualified plan providing unfunded deferred benefits for participating directors. Under the Plan, deferred director fees earn interest at a rate determined annually by the Company. Under the Plan, Ms. Aldrete elected to defer $3,600 of her 2006 director fees. In 2006, her deferred director fees earned interest at 5.81% per annum. Ms. Aldrete’s aggregate earnings in the plan are $966 and the aggregate balance at December 31, 2006 was $18,837. In addition, Ms. Aldrete has elected to defer 30% of her board meeting director fees in 2007. Deferred fees and interest earned will be paid out to Ms. Aldrete at her retirement. If she dies before her retirement age, her beneficiary(ies) will receive the deferred fees and interest earned at the time of her death. The Company is entitled to any insurance policy death benefits from an insurance policy purchased by the Company with a lump-sum premium payment of $75,000. In 2006, $31.00 of the total interest earned on Ms. Aldrete’s deferred compensation account was above-market or preferential and is included in the Director Compensation Table.

Report of Audit Committee

The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters. It meets with the Bank’s and the Company’s internal auditors and its independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control and disclosure functions. After reviewing the independent registered public accounting firm’s qualifications, partner rotation and independence, the Audit Committee appoints the independent registered public accounting firm subject to shareholder ratification, if required or sought. In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning any recommendations and required corrective action, or to assess the Company’s internal control over financial reporting.

The Audit Committee reports regularly to the Boards of Directors of the Bank and the Company and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate and necessary to perform its duties.

In performing its functions, as outlined in the Audit Committee Charter (available for review on the Bank’s website at www.thatsmybank.com) approved annually by the Bank’s Board of Directors, the Audit Committee of the Bank acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In connection with the December 31, 2006, financial statements of the Company, the Audit Committee of the Bank: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the Company’s independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as may be modified or supplemented; and (3) received the written disclosures and the letter from the Company’s independent registered accounting firm required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the Company’s independent registered public accounting firm such firm’s independence. Based upon these reviews and discussions, the Audit Committee of the Bank recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2006.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, this report of the Audit Committee of the Bank’s Board of Directors shall not be deemed to be incorporated by reference into any such filings except to the extent that it is specifically incorporated by reference therein.

The Audit Committee of the Bank’s Board of Directors consists of five members who are each “independent directors,” under the standards set forth in the Nasdaq Marketplace Rules. The Board of Directors has determined that Mr. Carbahal is an audit committee financial expert under the rules of the SEC.

                    Respectfully submitted,

                    John M. Carbahal, Chairman
                    Lori J. Aldrete
                    Gregory DuPratt
                    Foy S. McNaughton
                    Andrew S. Wallace

Audit and Non-Audit Fees

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2005 and the reviews of the financial statements included in the Company’s Forms 10-Q during 2005 were $385,000. The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2006 and the reviews of the financial statements included in the Company’s Forms 10-Q during 2006 were $251,533.

Audit-Related Fees

The fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements, including audits of financial statements of certain employee benefit plans, review of registration statements, and permitted internal audit outsourcing, for fiscal years 2005 and 2006 were $13,650 and $16,200 respectively. The fees billed by Moss Adams LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements, including audits of financial statements of certain employee benefit plans, review of registration statements, and permitted internal audit outsourcing, for fiscal year 2006 were $15,479.

Tax Fees

The aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning for fiscal years 2005 and 2006 were $26,238 and $44,380 respectively.

All Other Fees

The aggregate fees billed for all other fees for fiscal years 2005 and 2006 were $0.

The Audit Committee of the Bank considered whether the provision of the services other than the audit services is compatible with maintaining KPMG LLP’s and Moss Adams LLP’s independence.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by the Company’s independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. The Audit Committee approved 100% of the non-audit services performed by KPMG LLP and Moss Adams LLP in 2006.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Company’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided by the Company’s independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

According to filings made with the SEC, as of the Record Date, other than as described below, no person or entity was the beneficial owner of more than 5% of the Company’s common stock. Mr. Onsum filed a Schedule 13D with the Securities and Exchange Commission on January 8, 2003 reporting ownership in the aggregate of 6.5% of the Company’s common stock; however, with respect to 259,499 shares which has been adjusted to reflect 6% stock dividends for 2005, 2006, and 2007 and a 2 for 1 stock split in 2005 (approximately 3.1% of the outstanding Company common stock) included in such report, Mr. Onsum is a successor trustee of The Lowell H. Morris and Muriel M. Morris Revocable Trust, a private trust formed under the laws of the State of California (the “Trust”) of which he is not a named beneficiary and in which he has no pecuniary interest. Mr. Onsum, Ms. Walker, and Mr. Walker are trustees of 68,532 shares of common stock held in the First Northern Bank of Dixon Profit Sharing Plan and share voting and investment power with respect to the named shares. These shares represent 0.8% of the Company’s outstanding common stock and each trustee disclaims beneficial ownership of the shares held by the Profit Sharing Plan which were not allocated to such trustee pursuant to the terms of the Profit Sharing Plan. The following table reflects the beneficial ownership of the Company’s common stock by each director, nominee and each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. The figures in the table are based on beneficial ownership as of February 28, 2007, and have been adjusted for the 6% stock dividend issued by the Company on February 28, 2007. Except as indicated by footnotes and subject to community property laws, where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Shares beneficially owned	Shares acquirable within 60 days by exercise of options	Percent of stock
Lori J. Aldrete (1)	20,473	0	*
Frank J. Andrews, Jr.	31,361	0	*
John M. Carbahal (2)	41,540	0	*
Patrick S. Day	532		*
Gregory DuPratt (3)	21,493	0	*
John F. Hamel (4)	91,864	0	1.1%
Diane P. Hamlyn (5)	77,532	0	*
Foy S. McNaughton (6)	24,619	0	*
Owen J. Onsum (7)	431,782	105,276	6.4%
David W. Schulze (8)	192,900	0	2.3%
Andrew S. Wallace	736	0	*
Louise A. Walker (9)	93,393	150,237	2.9%
Robert M. Walker (10)	76,900	65,904	1.6%
All directors and executive officers as a group (13 people)	1,105,125	321,417	16.9%
__________________________

* Less than 1%.
(1)	Includes 17,692 shares held jointly with Ms. Aldrete’s spouse.

(2)
Includes 12,721 shares held jointly with Mr. Carbahal’s spouse, 25,213 shares held by the Carbahal & Company Annual Accumulation, an accountancy corporation of which Mr. Carbahal is a principal and shareholder, and 1,740 shares held separately by Mr. Carbahal’s spouse.

(3)	Includes 8,902 shares held separately by Mr. DuPratt’s spouse.

(4)	Includes 64,460 shares held by the R/J Hamel Family Trust, of which Mr. Hamel is a co-trustee and shares voting and investment power with respect to such shares.

(5)
Includes 152 shares held by Ms. Hamlyn as custodian for Catherine S. Lindley, 94 shares held by Ms. Hamlyn as custodian for Stephen A. Lindley, 30,512 shares held separately in the name of Ms. Hamlyn’s spouse, 24,053 shares held jointly with Ms. Hamlyn’s spouse, 4,209 shares held by the Davisville Travel Profit Sharing Plan of which Ms. Hamlyn is trustee and shares voting and investment power with respect to such shares.

(6)	Includes 3,546 shares held by The McNaughton Family Trust of which Mr. McNaughton is a co-trustee and shares voting and investment power with respect to such shares.

(7)
Includes 103,751 shares held jointly with Mr. Onsum’s spouse, 68,532 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Mr. Onsum is a trustee and shares voting and investment power with respect to such shares of which beneficial ownership of 65,380 shares is disclaimed by Mr. Onsum, and 259,499 shares held by a Trust, of which beneficial ownership is disclaimed by Mr. Onsum.

(8)	Includes 192,900 shares held by The Schulze Family Trust, of which Mr. Schulze is a co-trustee and shares voting and investment power with respect to such shares.

(9)
Includes 24,569 shares held jointly with Ms. Walker’s spouse, and 152 shares held by Ms. Walker as custodian for Jonathan Walker, 112 shares held by Ms. Walker as custodian for Steven Walker, 28 shares held by Ms. Walker as custodian for James R. Robinson, and 68,532 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Ms. Walker is a trustee and shares voting and investment power with respect to such shares of which beneficial ownership of 67,162 shares is disclaimed by Ms. Walker. Ms. Walker and Mr. Walker are not related.

(10)
Includes 7,560 shares held by The Walker Family Trust, of which Mr. Walker is a co-trustee and shares voting and investment power with respect to such shares, and 808 shares held jointly with Mr. Walker’s spouse, and 68,532 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Mr. Walker is a trustee and shares voting and investment power of which beneficial ownership of 67,367 shares is disclaimed by Mr. Walker. Mr. Walker and Ms. Walker are not related.

Executive Officers

Set forth below is certain information regarding our executive officers, with the exception of Mr. Onsum whose information is set forth under “Nominees” above.

Name and Title	Age	Principal Occupation During the Past Five Years
Louise A. Walker, SEVP / Chief Financial Officer (1)	46	Senior Executive Vice President, Chief Financial Officer and Cashier of the Company.
Patrick S. Day, EVP, Chief Credit Officer	57	Senior Regional Credit Officer of First Bank from October 1999 to May 2006 and Executive Vice President and Chief Credit Officer of the Company from June 2006.
Robert M. Walker, EVP / Commercial, Retail and Trust Divisions (1)	56	Executive Vice President, Commercial, Retail & Trust Divisions of the Company.
(1)    Ms. Walker and Mr. Walker are not related.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company believes that the purpose of executive compensation is to attract, motivate, and retain talented executives. Furthermore, the Company also believes that executive compensation should be designed in a manner that aligns employee interests with those of the Company’s shareholders.

The Company’s compensation structure is designed to position a named executive officer’s base salary at approximately the 50th percentile of competitive practice (discussed below under “Pay Level and Benchmarking”). Bonus or incentive compensation is targeted between the 50th and 75th percentiles of competitive practice and is based on individual, unit, and/or total Company performance, with at least 50 percent of the executive bonus tied directly to overall Company results. Long-term incentives in the form of stock options are granted as appropriate by the Compensation Committee in accordance with the Company’s shareholder-approved Stock Incentive Plan.

Compensation-Related Governance and Role of The Compensation Committee

Committee Charter and Members

The Compensation Committee’s purpose is to:

•	review and recommend compensation objectives and policies to the Board of Directors,

•	administer the Company’s stock plans, long-term incentive plans and certain employee benefit plans,

•	review and recommend to the Board the compensation of the Chief Executive Officer and other executive officers, and

•	oversee preparation of executive compensation disclosures for inclusion in the Company’s proxy statement.

The Charter of the Compensation Committee is available on the Company’s website (www.thatsmybank.com), and is also available in print upon request (submit requests for copies of the Charter to First Northern Community Bancorp., Attn: Investor Relations, 195 North First Street, P.O. Box 547, Dixon, CA 95620).

Interaction with Consultants

The Compensation Committee has historically engaged a compensation consultant to provide input on executive compensation issues. In 2006, the Compensation Committee retained John Parry & Alexander, a human resources and administrative services consulting company, to assist with a study of President and Chief Executive Officer Compensation and a four-year stock option plan strategy. The consultant reported directly to the Compensation Committee.

Role of Executive Officers in Compensation Committee Deliberations

The Compensation Committee frequently requests the Chief Executive Officer and other executives to be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.

The Compensation Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the Chief Executive Officer present. The Committee also reviews the Chief Executive Officer’s recommendations and input from the compensation consultant regarding the other named executive officers’ compensation.

Compensation Framework

Summary of Pay Components. The Company uses the pay components listed below to balance short-term and long-term objectives. To attract talented executive officers, maintain a stable team of effective leaders, and provide non-competition and other protections for the Company, the compensation framework includes components such as equity-based awards, employment agreements, and salary continuation plans. The compensation framework seeks to balance the executive officers’ need for current cash (through vehicles such as salary and annual incentives) with the need for alignment of executive officers’ long-term interests with those of shareholders (through vehicles such as equity grants). These components seek to provide some degree of stability at the fixed level of compensation, while aligning the executives with shareholder interests and motivating executives to focus on the strategic goals that will produce outstanding Company financial performance.

The Company’s executive compensation program consists of the following components:

•	Salary - fixed base pay that reflects each executive officer’s position, individual performance, experience, and expertise.

•
    Annual Cash Incentive - pay that varies based on performance against annual business objectives; the Company communicates the associated performance metrics, goals, and award opportunities (expressed as a percentage of salary) to the executives at the beginning of the year.

•	Long-Term Incentives - stock option awards with values being determined by the Board of Directors on a case by case basis taking into account financial performance and results.

•	Profit Sharing/401(k) Plan - qualified defined contribution retirement benefit.

•
    Executive Retirement Benefits - each named executive officer has a Salary Continuation Plan or Supplemental Executive Retirement Plan (SERP). Named executive officers may also elect to defer a portion of their annual salary and annual cash incentive under the 2001 Executive Deferral Plan.

•
    Other Compensation - perquisites consistent with industry practices in comparable banks, as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage. Some executives also participate in the Company’s Split Dollar Life Insurance Plan.

Salary. The Company pays its executive officers cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. There is no specific weighting applied to the factors considered, and the Compensation Committee, based on industry information provided by outside experts and its own judgment, determines appropriate salaries within the parameters of the compensation philosophy. The Company targets salaries at the 50th percentile of competitive practice. The salaries are at a lower competitive position than total compensation (which is targeted between the 50th and 75th percentiles), reflecting the Company’s philosophy of placing a significant portion of total compensation at risk and linking it to performance.

Salary decisions also take into account the positioning of projected total compensation with target-level performance incentives. Because incentive opportunities are defined as a percentage of salary, changes in salary have an effect on total compensation. Prior to recommending salary increases for the Chief Executive Officer to the Board, the Compensation Committee reviews the projected total compensation based on the proposed salaries. In addition, the Compensation Committee reviews the salary increases for the other named executives as recommended by the Chief Executive Officer.

On October 19, 2006, the Company’s Board approved an increase of 4% to the Chief Executive Officer’s compensation to $271,560 effective January 1, 2007. The Compensation Committee also reviewed the Chief Executive Officer’s recommendation to increase salaries at a similar rate for the other named executive officers. The new salaries effective January 1, 2007 are: Ms. Walker-$156,000; Mr. Day-$150,000; Mr. Walker-$132,000.

Annual Cash Incentive. The Company uses annual incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of the Company’s Incentive Compensation Plan. All executive officers are eligible to receive annual cash incentive compensation at the end of each year, if performance targets are achieved. At least 50% of the executive officer’s incentive compensation is tied directly to overall Company results.

In 2006, all of the Chief Executive Officer’s incentive compensation was tied directly to overall Company results. The overall incentive compensation pool is created based on the maximum percentages of each employee’s base salary that can be earned as incentive compensation. The annual incentive opportunities are targeted between the 50th and 75th percentiles of the selected peer group levels.

The 2006 awards were contingent on performance relative to return on assets and return on equity performance targets. The non-equity incentive plan compensation is calculated for every 2% variance from targeted performance, the incentive payout changes by 5%, e.g., a 6% variance from target would result in a 15% change in payout. Payouts are capped at achievement of 120% of target performance, and there is no payout when performance is less than 80% of target performance. The ROA and ROE performance measures create a pool for the annual incentive plan; additional performance metrics are reviewed and adjustments are made by individual key performance indicators. After taking into account the weighting of all metrics, the Compensation Committee determined that the annual Company incentive objectives for 2006 were achieved. The table below shows the award opportunities at threshold, target, and maximum, as well as each executive’s actual award as a percentage of salary. Individual adjustments were applied based on bankwide key performance indicators such as growth in loans and deposits, pricing and profitability, loan quality and productivity.

	Annual Incentive Opportunity as Percent of Salary			Actual Award
Executive Officer	Threshold	Target	Max
Owen J. Onsum	37.5%	75%	112.5%	92.8%
Louise A. Walker	20%	40%	60%	49.5%
Patrick S. Day	20%	40%	60%	49.5%
Robert M. Walker	20%	40%	60%	49.5%

Long-Term Incentives. The Company uses long-term incentives to encourage focus on key long-range objectives, foster retention, and directly align interests with the long-term interests of shareholders. In 2006, all named executive officers received grants of stock options under the Company’s 2000 Stock Option Plan. Grants were determined by the Compensation Committee and approved by the Board. It has been the Compensation Committee’s practice to provide stock option grant levels that approximate the median of executive position grant levels within peer group but actual grants may vary from this practice. All stock options awarded to named executive officers during 2006 vest 25% at the end of the first year and 25% on each of the three years thereafter. Stock option grants include a mixture of incentive stock options (based on eligibility) and non-qualified stock options.

The 2000 Stock Option Plan terminated in February 2007. At last year’s annual meeting, the Company’s shareholders approved the First Northern Community Bancorp 2006 Stock Incentive Plan. Effective as of February 2007, the 2006 Stock Incentive Plan has replaced the 2000 Stock Option Plan. Option grants to named executive officers in 2007 will be made at the discretion of the Company’s Board of Directors and Compensation Committee under the 2006 Stock Incentive Plan. The 2006 Stock Incentive Plan provides for the following awards: incentive and nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units.

Profit Sharing/401(k) Plan and Trust. The Company sponsors a Profit Sharing/401(k) Plan and Trust Agreement pursuant to which the Company makes annual profit-sharing contributions as determined by the Bank’s Board of Directors depending on the profitability of the Bank during the year, subject to certain limitations on contributions under the Internal Revenue Code (“IRC”) and the Profit Sharing Plan.

Employees with a minimum of one year of service with the Company are eligible to participate in the profit sharing portion of the Profit Sharing Plan. The Company’s profit sharing contribution is allocated among participating employees, including the named executive officers, in the proportion which each participant’s compensation for the fiscal year bears to the total compensation for all participating employees for such year. Contributions to a participant’s account vest after five years, and participants may receive distributions from their profit sharing accounts only upon retirement, termination of employment, disability or death.

The Company generally contributes annually to the Profit Sharing Plan an amount equal to the lesser of (a) 10% of the Company’s net income before taxes, net of loan loss experiences or (b) a percentage as defined for defined contributions in Section 415c of the Internal Revenue Code (“IRC”) of the total annual compensation of all Profit Sharing Plan participants. In 2006, the Company’s profit sharing contribution was $1,606,980 which equaled 13.2% of total compensation paid to all participating employees for the year.

Executive Retirement Benefits. There are currently two forms of retirement benefits provided to the executive officers. Two executive officers have Salary Continuation Agreements and two executive officers participate in the Supplemental Executive Retirement Plan (SERP).

The Company entered into Salary Continuation Agreements, effective January 2, 2002, with Mr. Walker and effective June 1, 2006, with Mr. Day. The Salary Continuation Agreements are intended to provide the officers with a fixed annual benefit for 10 years subsequent to retirement on or after the normal retirement age of 65. The Salary Continuation Agreements help support the objective of maintaining a stable, committed, and qualified team of key executives through the inclusion of retention and non-competition provisions.

Under the terms of the Salary Continuation Agreements, the Company will provide an annual benefit payable for 10 years at age 65 equal to $100,000 for Mr. Walker and $50,000 for Mr. Day. The Salary Continuation Agreements provide for reduced benefits in the case of early termination on or after reaching an early retirement threshold age (the later of the executive’s 55th birthday or the age at which the executive has at least 10 years of service with the Company), or in the case of termination due to disability occurring at any age. Mr. Walker was the only executive officer eligible for early termination benefits at December 31, 2006. Benefits are also payable under the Salary Continuation Agreements if the officer’s service with the Bank terminates at any age but within 24 months after a change in control. The change in control benefit is determined by vesting the executive in the normal retirement age accrual balance using a discount rate equal to the 10-year US Treasury bill rate at the plan year ending immediately before the date on which the termination of employment occurs. In addition to this benefit, the executive receives benefits from his profit sharing plan.

In 2006, the Board changed the manner in which retirement benefits are delivered to executive officers.  The Board’s intent was to coordinate the various forms of retirement benefits provided to executives in order to enhance internal equity and to better target the overall level of retirement benefits provided.  The result was the adoption of a new SERP that provides a total plan benefit of 50% of average compensation from three sources:  social security retirement benefits, the profit sharing plan, and the new SERP. The plan benefit is calculated using 3-year average salary plus 7-year average bonus (average compensation). For each year of service the benefit formula credits 2% of average compensation (2.5% for the Chief Executive Officer) up to a maximum of 50%. Therefore, for an executive service 25 years (20 for the Chief Executive Officer), the target benefit is 50% of average compensation.

The four named executive officers had Salary Continuation Agreements at the time the SERP was adopted. These agreements include a provision limiting changes to the agreement without executive written consent. In order to comply with this provision, the Board provided each executive officer the option to move from their Salary Continuation Plan into the new SERP in December 2006.

The new SERP impacts each executive differently.  The ultimate benefits provided by the new SERP are dependent on a number of factors outside direct executive officer control including the level of future profit sharing contributions made by the Company, future 10-year Treasury rates, future salary increases and cash bonuses, retirement age, and other factors impacting social security retirement benefits.  Two executives chose to remain in their Salary Continuation Agreements.  Two executive officers chose to move from their Salary Continuation Agreements to the new SERP.

However, the intent of the Board is that new executive officers will enter the SERP.  In the Board’s opinion, the integration of all forms of retirement benefits better balances the competing goals of controlling costs and attracting and retaining executive talent.

The Company entered into Supplemental Executive Retirement Plan Agreements, effective December 31, 2006, with Mr. Onsum and Ms. Walker. The Supplemental Executive Retirement Plan Agreements replaced previous Salary Continuation Agreements held by Mr. Onsum and Ms. Walker. The agreements are intended to provide the executive officers with a fixed annual benefit for 10 years plus 6 months for each full year of service over 10 years (limited to 180 months total), subsequent to retirement on or after the normal retirement age of 65. The agreements provide for reduced benefits in the case of early retirement (the later of the executive officer’s 55th birthday or the age at which the executive officer has at least 10 years of service with the Company). The early commencement factor is 1.0 minus the product of 0.41667% multiplied by the number of full calendar months that early retirement precedes age 65. Benefits are also payable in the event of death, disability, or termination within 24 months following a change in control.

Under the terms of the Supplemental Executive Retirement Plan Agreements, the Company will provide Mr. Onsum with an annual benefit upon normal retirement (age 65) equal to his final average compensation multiplied by a target percentage of 2.5% times the years of service, with a maximum target percentage of 50%. The Company will provide a similar benefit for Ms. Walker, with the exception that her target percentage is equal to 2.0% times her years of service, with a maximum percentage of 50%. For SERP participants, benefits are then reduced by the participant’s social security and profit sharing benefits.

Benefit payments commence on the first day of the month after the month in which the participant’s separation from service occurs. If at the time a participant’s separation from service occurs, the participant is a specified employee within the meaning of IRC Section 409A, benefits for the first six months after separation from service will be delayed and paid on the first day of the seventh month after the month in which separation from service occurs. Should benefit payments be delayed due to the requirements of law or administration, the first payment will be the accumulated value of the delayed payments with interest to the payment date using the Treasury Rate, plus the payment due in that month.

Deferred Compensation Plan. To offset the effect of tax law limitations on benefits under tax-qualified plans, the Company provides a deferred compensation plan for the named executive officers called the “2001 Executive Deferral Plan.” The plan is a nonqualified plan providing the named executive officers with an unfunded, deferred compensation program. Under the plan, the named executive officers may elect to defer a portion of their current compensation. Deferred amounts earn interest at an annual rate determined by the Bank’s Compensation Committee and approved by the Board of Directors. In 2006, deferred amounts earned interest at 5.81%, based on Moody’s Corporate Bond index. In 2006, Mr. Onsum elected to defer 50% or $121,200 of his incentive compensation and Mr. Walker elected to defer 100% or $62,414 of his incentive compensation.

Other Compensation.

The named executive officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs. However, executive officers are not allowed to participate in the Company’s Employee Stock Purchase Plan.

The Company provides social and country club memberships for Mr. Walker, and a social club membership for Mr. Onsum. These memberships are used exclusively for business purposes.

The Company has also purchased life insurance policies with respect to six officers’ lives, including the named executive officers, making a single premium payment in 2001 aggregating $3.5 million, of which $3.1 million is attributable to insurance purchased on the lives of the named executive officers, an additional single premium payment of $0.5 million was made in 2006. In addition to $50,000 of life insurance from the Company’s group term life insurance policy, split dollar life insurance benefits will provide following death benefits:

•
    Mr. Onsum-Only pays for death while actively employed - $1,000,000 if death occurs before age 65, $500,000 if death occurs at 65 or older, but before age 75, and
    $250,000 for death at age 75 or older (no post-termination benefit);

•
    Ms. Walker- Only pays for death while actively employed - $800,000 if death occurs before age 65, $400,000 if death occurs at 65 or older, but before age 75, and
    $200,000 for death at age 75 or older (no post-termination benefit);

•
    Mr. Day- Only pays for death while actively employed - $450,000 if death occurs before age 65, $200,000 if death occurs at 65 or older, but before age 75, and $75,000 for death at age 75 or older (no post-termination benefit); and

•
    Mr. Walker- Pays for death while actively employed and provides post-employment death benefit - $800,000 if death occurs before age 65, $400,000 if death occurs at 65 or older, but before age 75, and $200,000 for death at age 75 or older.

On February 15, 2007, the Compensation Committee approved a change to the split dollar benefits listed above in favor of death benefit only (DBO) plans with the exception of Mr. Walker. The Committee determined the DBO agreements are “efficient” since taxes may only be due when benefits are actually paid and the Company receives a corresponding deduction for all benefits that are taxable.

Pay Level and Benchmarking

The Company’s compensation structure is designed to position an executive officer’s total compensation between the 50th and 75th percentiles of a competitive practice. In 2006, the Compensation Committee worked with John Parry & Alexander to review total compensation levels for the Chief Executive Officer. This review included salary, cash compensation (salary and annual cash incentives), direct compensation (cash compensation and all forms of equity compensation), and total compensation (direct compensation and all other forms of compensation).

The primary data source used in setting competitive market levels for the Chief Executive Officer is the information publicly disclosed by a “2006 Peer Group” of the 17 companies listed below. These companies include banks of similar size and geographic location.

2006 PEER GROUP
Company Name (Ticker)	Company Name (Ticker)
Alliance Bancshares California (ABNS)	FNB Bancorp (FNBG)
American River Bankshares (AMRB)	K-Fed Bancorp (MHC) (KFED)
Bank of Commerce Holdings (BOCH)	North Bay Bancorp (NBAN)
Bank of Marin (BMRC)	North Valley Bancorp (NOVB)
Bridge Capital Holdings (BBNK)	Pacific Mercantile Bancorp (PMBC)
BWC Financial Corp. (BWCF)	Pacific Premier Bancorp, Inc. (PPBI)
Community Bancorp, Inc. (CMBC)	Temecula Valley Bancorp, Inc. (TMCV)
Desert Community Bank (DCBK)	United Security Bancshares (UBFO)
First PacTrust Bancorp, Inc. (FPTB)

In addition, the Company reviewed executive compensation information from published surveys including: California Banker’s Association, Clark Consulting, Watson Wyatt Financial Institutions, America’s Community Bankers, and Bank Administration Institute.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

Although the Committee gains considerable knowledge about the competitiveness of the Company’s compensation programs through the benchmarking process and by conducting periodic studies, the Committee recognizes that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist.

Review of Prior Amounts Granted and Realized. The Company desires to motivate and reward executives relative to driving superior future performance, so the Company does not currently consider prior stock compensation gains as a factor in determining future compensation levels.

Timing of Equity Grants

The Company does not have a formal written policy guiding the timing of equity grants as described above. The Company does not grant “in-the-money” stock options or stock options with exercise prices below market value on the date of grant. All equity grants were made after formal Compensation Committee approval. Grants are typically made in January and all awards have an exercise price equal to the closing price of the Company stock on the grant date.

Employment Agreements and Change-In-Control Payments

The Company entered into a separate Employment Agreement with each of the named executive officers. Agreements were entered into on July 23, 2001, with Messrs. Onsum and Walker and Ms. Walker, and on May 15, 2006, with Mr. Day. The agreements have initial three-year terms and renew automatically for consecutive three-year terms unless the executive or the Bank notifies the other in writing at least six months before the end of the then current term. The agreements are largely identical, except for base salaries and potential termination payments.

If an executive’s employment is terminated due to death, disability, voluntary termination, or termination for cause, the executive is entitled to his or her base salary through the date of termination, any incentive compensation earned but not yet paid, reimbursement of expenses incurred but not yet reimbursed, and whatever rights are specified in the Stock Option Agreements, Salary Continuation Agreements, and Supplemental Executive Retirement Plan Agreements, as discussed elsewhere in this Proxy Statement.

If an executive’s employment is terminated within two years following a change in control, the Company will pay the executive a percent of annual base salary and average three-year bonus, plus any incentive compensation earned but not yet paid, expenses incurred but not yet reimbursed, and outplacement assistance. Each executive will also be entitled to continue participation in the Company’s life, disability, and health insurance programs for the 24-month period commencing upon termination for Mr. Onsum and for the 18-month period commencing upon termination for Messrs. Walker and Day and Ms. Walker. Mr. Onsum will be entitled to a benefit equal to 250% of his base salary and average three-year bonus, and Messrs. Walker and Day and Ms. Walker will be entitled to 200% of their base salary and average three-year bonus. The change in control payments to the named executive officers also provide for payment of a tax gross-up benefit if any of these four officers’ benefits are subject to excise taxes under IRC Sections 280G and 4999.

If an executive’s employment is terminated for good reason (as defined on page 33 of this Proxy Statement), and a change in control had not occurred in the past two years, the Company will pay the executive a benefit similar to the change in control benefit described above, with the exception of the compensation multiple and time period of welfare benefit coverage. Following termination for good reason, Mr. Onsum will be entitled to a benefit equal to 150% of his base salary and average three-year bonus, and Messrs. Walker and Day and Ms. Walker will be entitled to 100% of their base salary and average three-year bonus. Each executive will also be entitled to continue participation in the Company’s life, disability, and health insurance programs for the 18-month period commencing upon termination for Mr. Onsum and for the 12-month period commencing upon termination for Messrs. Walker and Day and Ms. Walker.

Tax and Accounting Considerations

The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123, as revised 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock, performance shares, and SARs settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., phantom stock) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

IRC Section 162(m) places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation the Company paid in 2006 to the named executive officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

Compensation Committee Report

In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with executive management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in its 2007 Proxy Statement and incorporated by reference in its 2006 Annual Report on Form 10-K.

                        Lori J. Aldrete (Chair)
                        Gregory DuPratt
                        Diane P. Hamlyn
                        Foy S. McNaughton

Executive Compensation

The following table sets forth, for the year ended December 31, 2006, a summary of the compensation earned by the Chief Executive Officer, the Chief Financial Officer and the Company’s two other executive officers who earned over $100,000 in total compensation in 2006.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5) (8)	All Other Compensation ($) (6)	Total ($)
Owen J. Onsum	2006	261,120	120,495	242,401	244,738	35,273	904,027
President, Chief Executive Officer and Director of the Bank and Company

Louise A. Walker	2006	150,000	51,404	74,302	195	35,273	311,174
Senior Executive Vice President, Chief Financial Officer of the Bank and Company

Patrick S. Day	2006	84,630	7,805	41,921	18,147	--	152,503
Executive Vice President, Chief Credit Officer of the Bank (7)

Robert M. Walker	2006	126,000	35,803	62,414	40,395	29,966	294,578
Executive Vice President, Commercial/ Retail/ Trust Division of the Bank

1.   Includes amounts contributed to the Company’s Profit Sharing/401(k) Plan at the election of the named executive officers.

2.  The amounts indicated represent the aggregate dollar amount of compensation expense related to stock options awards to each of the named executive officers that was recognized by the Company during 2006. The determination of this stock option expense is based on the methodology set forth in Note 12 to the Financial Statements of the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 15, 2007.

Pursuant to the Company’s 2000 Employee Stock Option Plan, incentive and non-qualified stock options were granted on January 2, 2002; the shares are fully vested after four years. The compensation costs recognized in 2006 on this grant represents a portion of the values in this column, before reflecting forfeitures for fiscal year 2006, as described in FAS 123R. The January 2, 2002 stock options were granted at an exercise price of $9.72, which has been adjusted to reflect 6% stock dividends issued by the Company on February 28, 2002, February 28, 2003, February 28, 2004, February 28, 2005, and February 28, 2006, and the effect of the two-for-one stock split effective May 10, 2005. The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 21.89%, risk-free interest rate of 3.34%, expected life of 6 years, and expected dividend of 0%. The resulting Black-Scholes grant value for the 2002 stock option awards is $2.86 per share. January 2, 2002, stock option awards for the three named executive officers who received them were: Owen Onsum - 53,520 stock options, Louise Walker -24,085 stock options, Robert Walker - 13,381 stock options. The stock option expense associated with these options in 2006 was $168, $76, and $42, respectively.

Pursuant to the Company’s 2000 Employee Stock Option Plan, incentive and non-qualified stock options were granted on January 8, 2003; the shares are fully vested after four years. The compensation costs recognized in 2006 on this grant represents a portion of the values in this column, before reflecting forfeitures for fiscal year 2006, as described in FAS 123R. The January 8, 2003, stock options were granted at an exercise price of $9.31, which has been adjusted to reflect 6% stock dividends issued by the Company on February 28, 2003, February 28, 2004, February 28, 2005, and February 28, 2006, and the effect of the two-for-one stock split effective May 10, 2005. The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 23.80%, risk-free interest rate of 3.53%, expected life of 6 years, and expected dividend of 0%. The resulting Black-Scholes grant value for the 2003 stock option awards is $2.93 per share. January 8, 2003, stock option awards for the three named executive officers who received them were: Owen Onsum - 50,490 stock options, Louise Walker -17,672 stock options, Robert Walker - 12,624 stock options. The stock option expense associated with these options in 2006 was $29,566, $10,345 and $7,388, respectively.

Pursuant to the Company’s 2000 Employee Stock Option Plan, incentive and non-qualified stock options were granted on January 20, 2004; the shares are fully vested after four years. The compensation costs recognized in 2006 on this grant represents a portion of the values in this column, before reflecting forfeitures for fiscal year 2006, as described in FAS 123R. The January 20, 2004, stock options were granted at an exercise price of $11.02, which has been adjusted to reflect 6% stock dividends issued by the Company on February 28, 2004, February 28, 2005, and February 28, 2006, and the effect of the two-for-one stock split effective May 10, 2005. The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 23.80%, risk-free interest rate of 3.76%, expected life of 6 years, and expected dividend of 0%. The resulting Black-Scholes grant value for the 2004 stock option awards is $3.53 per share. January 20, 2004, stock option awards for the three named executive officers who received them were: Owen Onsum - 35,726 stock options, Louise Walker -15,482 stock options, Robert Walker - 10,718 stock options. The stock option expense associated with these options in 2006 was $31,503, $13,652 and $9,451, respectively.

Pursuant to the Company’s 2000 Employee Stock Option Plan, incentive and nonqualified stock options were granted on January 6, 2005; the shares are fully vested after four years. The compensation costs recognized in 2006 on this grant represents a portion of the values in this column, before reflecting forfeitures for fiscal year 2006, as described in FAS 123R. The January 6, 2005, stock options were granted at an exercise price of $12.89, which has been adjusted to reflect 6% stock dividends issued by the Company on February 28, 2005, and February 28, 2006, and the effect of the two-for-one stock split effective May 10, 2005. The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 23.04%, risk-free interest rate of 3.73%, expected life of 6 years, and expected dividend of 0%. The resulting Black-Scholes grant value for the 2005 stock option awards is $4.04 per share. January 6, 2005, stock option awards for the three named executive officers who received them were: Owen Onsum - 33,702 stock options, Louise Walker -14,606 stock options, Robert Walker - 10,112 stock options. The stock option expense associated with these options in 2006 was $34,047, $14,755 and $10,214, respectively.

Pursuant to the Company’s 2000 Employee Stock Option Plan, incentive and nonqualified stock options were granted on January 30, 2006, the shares are fully vested after four years. The compensation costs recognized in 2006 on this grant represents a portion of the values in this column, before reflecting forfeitures for fiscal year 2006, as described in FAS 123R. The January 30, 2006, stock options were granted at an exercise price of $24.50, which has been adjusted to reflect 6% stock dividends issued by the Company on February 28, 2006, and the effect of the two-for-one stock split effective May 10, 2005. The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 26.39%, risk-free interest rate of 4.57%, expected life of 4.67 years, and expected dividend of 0%. The resulting Black-Scholes grant value for the 2006 stock option awards is $7.95 per share. January 30, 2006, stock option awards for the three named executive officers who received them were: Owen Onsum - 15,900 stock options, Louise Walker - 6,890 stock options, Robert Walker - 4,770 stock options. The stock option expense associated with these options in 2006 was $25,222, $12,577 and $8,708, respectively.

Chief Credit Officer, Patrick Day, was hired on June 1, 2006, and pursuant to the Company’s 2000 Employee Stock Option Plan, incentive and nonqualified stock options were granted on June 1, 2006; the shares are fully vested after four years. The compensation costs recognized in 2006 on this grant represents the value in this column, before reflecting forfeitures for fiscal year 2006, as described in FAS 123R. The June 1, 2006, stock options were granted at an exercise price of $27.50. The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 26.39%, risk-free interest rate of 4.57%, expected life of 4.67 years, and expected dividend of 0%. The resulting Black-Scholes grant value for the June 1, 2006, stock option award is $8.92 per share. The June 1, 2006, stock option award for Mr. Day was 6,000 stock options. The stock option expense associated with this option in 2006 was $7,805.

3.  Stock options are expensed over four years beginning on the anniversary date of the grant and thereafter, annually at a rate of 25% per year.

4.  Non-Equity Incentive Plan Compensation consists of payments under the Incentive Compensation Plan in 2006 which were paid in 2007. These amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table at their actual payout value. In prior years, these payments were reported in the Bonus column; however, under new SEC rules, they are now reported in the Non-Equity Incentive Plan Compensation column because the payment is tied to the financial performance of the Company. These amounts include incentive compensation deferred by Mr. Onsum in the amount of $121,200 and Mr. Walker in the amount of $62,414.

5.  Includes the following amounts attributable to above-market or preferential earnings on deferred compensation: Mr. Onsum $1,352; Ms. Walker $195; and Mr. Walker $329. Other amounts reflected in this column are attributable to the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s Salary Continuation Agreements.

6.  Includes profit sharing contributions by the Company in 2006 of $35,273 to Mr. Onsum, $35,273 to Ms. Walker, and $29,966 to Mr. Walker. The aggregate amount of perquisites and other personal benefits or property did not exceed $10,000 for any named executive officer.

7.  Mr. Day was hired as Executive Vice President and Chief Credit Officer effective June 1, 2006.

8.  The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officer may not be entitled to receive because such amounts are not vested. Both the Salary Continuation Agreements and the Supplemental Executive Retirement Plan were designed to provide substantial incentive to executive officers to remain employed through their Normal Retirement age of 65. A consequence of this goal is that substantial benefits are earned during the later phase of an executive’s career as they approach retirement age. This design is responsible, at least in part, for Ms. Walker’s change in pension value being $0 as she is 19 years from Normal Retirement while Mr. Onsum, who is only 3 years from Normal Retirement age has a change in pension value larger than the other executive officers.

The following table reflects the terms of compensation plan-based awards granted to named executive officers in 2006.

2006 Grants of Plan-Based Awards

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Grant Date	Award Date	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value ($)	Date Grant Fully Vested (3)
	Threshold ($)	Target ($)	Maximum ($)
Owen J. Onsum	97,920	195,840	293,760	15,900	1-30-06	11-07-05	109,882	24.53	1-30-10
Louise A. Walker	30,000	60,000	90,000	6,890	1-30-06	11-07-05	54,787	24.53	1-30-10
Patrick S. Day	16,917	33,833	50,750	6,000	6-01-06	6-01-06	53,787	27.50	6-01-10
Robert M. Walker	25,200	50,400	75,600	4,770	1-30-06	11-07-05	37,934	24.53	1-30-10

1.  The non-equity incentive plan compensation is calculated for every 2% variance from targeted performance, the incentive payout changes by 5%, e.g. a 6% variance from target would result in a 15% change in payout. Payouts are capped at achievement of 120% of target performance which results in a payout cap of 150%; and there is no payout when performance is less than 80% of target performance. For example, Mr. Onsum is eligible to receive 75% of his annual salary at 100% of target performance. If performance was at 115% of target performance, then he would be eligible for 137.5% of 75% or 103.125% of his 2006 salary. Ms. Walker, Mr. Day and Mr. Walker were eligible to receive 40% of salary at 100% of target performance. Actual payouts for these awards are set forth in the Summary Compensation Table and further described in the Compensation Discussion and Analysis.

2.  The exercise price of each option is the estimated fair market value of Company common stock on the grant date. The fair market value of Company common stock is the closing price on the first trading day immediately preceding the date on which the fair market value is determined as quoted on the OTC Bulletin Board.

3.  Stock options are expensed over four years beginning on the anniversary date of the grant and thereafter, annually at a rate of 25% per year.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officers

The Summary Compensation Table, Grants of Plan-Based Awards Table and the tables which follow provide compensation information for Mr. Onsum as the President and Chief Executive Officer, Ms. Walker as the Senior Executive Vice President and Chief Financial Officer, and Messrs. Day and Walker as the two other executive officers of the Company, other than the President and Chief Executive Officer and Senior Executive Vice President and Chief Financial Officer, who received more than $100,000 in total compensation during 2006.

Non-Equity Incentive Plan Compensation

All named executive officers earned annual bonuses under the Incentive Compensation Plan in 2006 which were paid in 2007. These bonuses are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table at their actual payout value. The threshold, target and maximum potential bonus payouts at the time the Management Committee established performance targets for the Incentive Compensation Plan are reported under the “Estimated Future Payouts under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table. However, at the time this proxy statement was prepared, the actual payouts had been determined and the amounts reflected in the Summary Compensation Table are final.

Stock Option Awards

In 2006, all named executive officers received grants of stock options under the Company’s 2000 Stock Option Plan. All stock options awarded to named executive officers during 2006 vest 25% at the end of the first year and 25% on each of the three years thereafter. The amounts, if any, actually realized by the named executive officers will vary depending on the vesting of the award and the price of the Company’s common stock in relation to the exercise price at the time of exercise.

The numbers of options and exercise price with respect to 2006 option awards are set forth in the Grants of Plan-Based Awards Table. Detail regarding the number of options held by each named executive officer at year-end is set forth in the Outstanding Equity Awards at Fiscal Year-End Table. Detail regarding option exercises for each named executive officer during 2006 is set forth in the Option Exercises and Stock Vested Table following this narrative.

The 2000 Stock Option Plan terminated in February 2007. At last year’s annual meeting, the Company’s shareholders approved the First Northern Community Bancorp 2006 Stock Incentive Plan. Effective as of February 2007, the 2006 Stock Incentive Plan has replaced the 2000 Stock Option Plan. Option grants to named executive officers in 2007 will be made in the discretion of the Company’s Board of Directors and Compensation Committee under the 2006 Stock Incentive Plan.

Change in Pension Value

The Company and the Bank do not have a defined benefit pension plan providing benefits based on final compensation and years of service. However, the Bank has entered into Salary Continuation Agreements with each of the named executive officers. The Salary Continuation Agreements are intended to provide the officers with a fixed annual benefit for 10-15 years subsequent to retirement on or after the normal retirement age of 65. The Bank has also purchased insurance policies on six officers’ lives, including Mr. Onsum and the three other named executive officers named in the Summary Compensation Table, making a single premium payment in 2001 aggregating $3.5 million, an additional single premium payment of $0.5 million in 2006, of which $3.1 million is attributable to insurance purchased on the lives of the four executives named in the Summary Compensation Table. The premium amounts paid in 2001 and 2006 are not reflected in the Summary Compensation Table.

The year-over-year increase in the actuarial present value of these retirement benefits is included in the amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table. Additional detail regarding these benefits for each named executive officer is set forth below in the Pension Benefits Table and accompanying narrative.

Employment Agreements

In July 2001, the Bank entered into employment agreements with Messrs. Onsum and Walker, and with Ms. Walker. Except for base salaries and potential termination payments, the employment agreements are largely identical. The 2001 agreements have three-year terms which expired on December 31, 2003, but the agreements renew automatically for consecutive three-year terms unless the executive officer or the Bank gives advance notice that the agreement will not renew. None of the named executive officers or the Bank gave advance notice that the employment agreements would not be renewed and the terms of such employment agreements were extended to December 31, 2009, on December 31, 2006. The annual base salaries stated in the employment agreements are $205,020 for Mr. Onsum, $109,500 for Ms. Walker, and $103,260 for Mr. Walker. The named executive officers’ base annual salaries have been adjusted on an annual basis since 2001, and may continue to be adjusted at the beginning of each year based on the named executive officer’s performance in the preceding year, as determined by the Board of Directors in Mr. Onsum’s case or by Mr. Onsum in the case of the other executive officers. The executives’ annual base salaries for 2006 are set forth above in the Summary Compensation Table.

In May 2006, the Bank entered into an employment agreement with Mr. Day. Except for base salaries and potential termination payments, the employment agreement is largely identical to those of the three other executive officers named above. The agreement has a three-year term which expires on May 15, 2009, but the agreement renews automatically for consecutive three-year terms unless Mr. Day or the Bank gives advance notice that the agreement will not renew. The annual base salary stated in the employment agreement is $145,000.

The following table reflects the number and terms of stock option awards outstanding as of December 31, 2006, for the named executive officers.

2006 Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Owen J. Onsum	41,600	-	9.72	01/02/12
	-	10,097 (1)	9.31	01/08/13
	17,865	17,861 (2)	11.02	01/20/14
	8,427	25,275 (3)	12.89	01/06/15
	-	15,900 (4)	24.53	01/30/16

Louise A. Walker	2,314	-	4.50	03/06/08
	18,940	-	4.27	01/07/09
	24,051	-	4.53	01/03/10
	34,038	-	5.99	01/02/11
	24,085	-	9.72	01/02/12
	14,138	3,534 (1)	9.31	01/08/13
	7,742	7,740 (2)	11.02	01/20/14
	3,652	10,954 (3)	12.89	01/06/15
	-	6,890 (4)	24.53	01/30/16

Patrick S. Day	-	6,000 (4)	27.50	06/01/16

Robert M. Walker	12,627	-	4.53	01/03/10
	21,411	-	5.99	01/02/01
	11,648	-	9.72	01/02/12
	7,575	2,524 (1)	9.31	01/08/13
	5,360	5,358 (2)	11.02	01/20/14
	2,528	7,584 (3)	12.89	01/06/15
	-	4,770 (4)	24.53	01/30/16

1.  All remaining unexercisable options will vest and become exercisable on January 8, 2008.

2.  Remaining unexercisable options will vest and become exercisable in two equal installments on January 20, 2008, and January 20, 2009.

3.  Remaining unexercisable options will vest and become exercisable in three equal installments on January 6, 2008, January 6, 2009, and January 6, 2010.

4.  These options will vest and become exercisable in four equal installments on January 30, 2008, January 30, 2009, January 30, 2010, and January 30, 2011.

The following table sets forth the number of stock option awards exercised and value realized upon exercise during 2006 for the named executive officers, as well as the number of stock awards vested and the value realized upon vesting.

2006 Option Exercises and Stock Vested

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)
Owen J. Onsum	47,840	847,290
Louise A. Walker	4,000	86,000
Patrick S. Day	--	--
Robert M. Walker	11,666	261,919

1.  The Company computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.

The following table sets forth the present value of the accumulated pension benefits for the named executive officers. The following table does not provide information regarding tax-qualified defined contribution plans.

2006 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
Owen J. Onsum	Supplemental Executive Retirement Plan	35.00	664,304
Louise A. Walker	Supplemental Executive Retirement Plan	27.24	--
Patrick S. Day	Salary Continuation Plan	.58	18,147
Robert M. Walker	Salary Continuation Plan	23.65	173,851

1.  The assumptions used to calculate the present value of accumulated benefits are the same as those used under Statement of Financial Accounting Standards No. 87 “Employers’ Accounting for Pensions,” as of December 31, 2006, assuming that all named executive officers continued to work until their normal retirement age, or their current age, if later. The present value of accrued benefits as of December 31, 2006, is calculated assuming the executive commences his or her accrued benefit earned through December 31, 2006, at normal retirement age, or his or her current age, if earlier. For the December 31, 2006. calculation, the discount rate assumption was 5.40% and each executive is assumed to survive until all scheduled payments have been received.

Salary Continuation Agreements and Supplemental Executive Retirement Plan Agreements

The Company does not have a qualified defined benefit pension plan providing benefits based on final compensation and years of service. The Company has entered into Salary Continuation Agreements and Supplemental Executive Retirement Plan Agreements (“SERP”) with each of the named executive officers. There are two different plans. The four named executive officers had only Salary Continuation Agreements since 2002. In 2006, the Board changed the manner in which retirement benefits are provided to executive officers.  The Board’s intent was to coordinate the various forms of retirement benefits provided to executives in order to enhance internal equity and to better target the overall level of retirement benefits provided.   The result was the adoption of a new SERP that provides a total benefit of 50% of average compensation from three sources:  social security retirement benefits, the profit sharing plan, and the new SERP.

The Salary Continuation Agreements included a provision limiting changes to the agreement without executive written consent. In order to comply with this provision, the Board provided each executive officer the option to move from their Salary Continuation Plan into the new SERP. Mr. Onsum and Ms. Walker moved into the new SERP plan. Mr. Day and Mr. Walker decided to keep their Salary Continuation Agreements.

The Salary Continuation Agreements are intended to provide the officers with a fixed annual benefit for 10 years subsequent to retirement on or after the normal retirement age of 65.

The Salary Continuation Agreements provide for reduced benefits at early retirement age, which is the later of age 55 or the age at which the executive will have had 10 years of service. Mr. Walker was the only executive officer eligible for early termination benefits at December 31, 2006.

The Salary Continuation Agreements also provide for payments prior to normal retirement or early retirement in certain cases, including disability and termination following a change in control. These payments and circumstances, as well as payments under the agreements upon retirement, death and termination, are described below under the caption “Potential Payments Upon Termination or Change in Control.”

The new SERP was adopted in 2006. Mr. Onsum and Ms. Walker participate in the plan.

The plan benefit is calculated using 3-year average salary plus 7-year average bonus (average compensation). For each year of service the benefit formula credits 2% of average compensation (2.5% for the Chief Executive Officer) up to a maximum of 50%. Therefore, for an executive serving 25 years (20 for the Chief Executive Officer), the target benefit is 50% of average compensation.

The target benefit is reduced for other forms of retirement income. Reductions are made for 50% of the social security benefit expected at age 65 and for the accumulated value of contributions the Bank makes to the executive’s profit sharing plan. For purposes of this reduction, contributions to the profit sharing plan are accumulated each year at a 3-year average of the yields on 10-year treasury securities. Retirement benefits are paid monthly for 120 months plus 6 months for each full year of service over 10 years, up to a maximum of 180 months.

The agreements provide for reduced benefits in the case of early retirement (the later of the executive officer’s 55th birthday or the age at which the executive officer has at least 10 years of service with the Company). The early commencement factor is 1.0 minus the product of 0.41667% multiplied by the number of full calendar months that early retirement precedes age 65. Benefits are also payable in the event of death, disability, or termination within 24 months following a change in control.

Eligibility to participate in the Plan is limited to a select group of management or highly compensated employees of the Bank that are designated by the Board.

The following table sets forth contributions, earnings and year-end balance for 2006 with respect to nonqualified deferred compensation plans for Named Executive Officers.

2006 Nonqualified Deferred Compensation

Name	Executive Contributions in last FY ($) (1)	Aggregate Earnings in last FY ($) (2)	Aggregate Balance at last FYE ($) (1) (3)
Owen J. Onsum	153,831	30,673	575,747
Louise A. Walker	--	4,412	78,354
Robert M. Walker	55,763	7,461	143,741

1.  Named executive officers may elect to defer a portion of their annual salary and bonus (non-equity incentive plan compensation). All 2006 contributions are also included in the annual salary and/or non-equity incentive plan compensation reported for Mr. Onsum and Mr. Walker in the Summary Compensation Table. The aggregate account balances include past deferrals which have also been reported as compensation in the Summary Compensation Tables of proxy statements for the years in which such compensation was deferred, together with accrued earnings on such account balances.

2.  Includes the following amounts attributable to above-market or preferential earnings on deferred compensation: Mr. Onsum $1,352; Ms. Walker $195; and Mr. Walker $329. These amounts are included in the All Other Compensation column of the Summary Compensation Table.

3.  Upon termination of employment, the named executive officer would receive the aggregate account balance which may be paid in a lump sum, or in installments over a period of 60, 120, or 180 months (based on the reason for termination).

Potential Payments Upon Termination or Change In Control

The estimated payouts under a variety of termination scenarios for the named executive officers are shown below. For all termination scenarios, the figures reflect unvested long-term equity-based incentive compensation awards as of December 29, 2006, using that date’s closing stock price ($22.75).

Voluntary. The Company has employment contracts with its named executive officers that require the executive to give at least three (3) months written notice of desire to terminate employment. If employment is terminated, the executive will receive base salary through the date the term of employment ends and any incentive compensation earned but not yet paid. The named executive officer’s termination would not result in enhanced retirement benefits beyond the benefits described in the Pension Benefits table and Salary Continuation Agreements and Supplemental Retirement Plan Agreements. Eligibility for other payments would be determined in a manner consistent with all officers of the Company.

Involuntary With Cause. The Company currently has employment contracts with its named executive officers that would require base salary through the date the term of employment ends and any incentive compensation earned but not yet paid. The named executive officer’s termination would not result in enhanced retirement benefits beyond the benefits described in the Pension Benefits table and Salary Continuation Agreements and Supplemental Retirement Plan Agreements. Eligibility for other payments would be determined in a manner consistent with all officers of the Company.

Death and Disability. The Company has employment contracts with its named executive officers that would require base salary through the date the term of employment ends and any incentive compensation earned but not yet paid. The named executive officer’s termination would not result in enhanced retirement benefits beyond the benefits described in the Pension Benefits table and Salary Continuation Agreements and Supplemental Retirement Plan Agreements. Eligibility for other payouts would be determined in a manner consistent with all other officers of the Company.

Involuntary or Good Reason Termination. If the Company terminates employment or the Executive terminates employment for “good reason”, and a change in control had not occurred in the past two years, the Company has employment contracts with its named executive officers that would require 100% (150% for Chief Executive Officer) base salary and the average of the annual incentive compensation awarded to the executive for the three most recent consecutive years, any incentive compensation earned but not yet paid, and upon commencing termination of employment 12 months (18 months for Chief Executive Officer) of participation in group insurance plan benefits. The named executive officer’s termination would not result in enhanced retirement benefits beyond the benefits described in the Pension Benefits table and Salary Continuation Agreements and Supplemental Retirement Plan Agreements. Good reason is defined as (a) a material reduction in the executive’s compensation, (b) a material reduction in the executive’s title or responsibilities, (c) a relocation of the executive’s principal office so that the executive’s one-way commute distance from the executive’s residence is increased by more than 40 miles, or (d) failure of the Bank’s successor to assume and perform under the employment agreement.

Change in Control. As described in “Employment Agreements and Change-in-Control Payments” in the Compensation Discussion and Analysis section, the Company has implemented a number of agreements with all four of the named executive officers, providing for the payment of benefits upon termination following a change in control (a “triggering event”). If within two years following a change of control, the executive’s employment is terminated, the executive will receive 200% (250% for Chief Executive Officer) of the executive’s annual base salary and the average of the annual incentive compensation awarded to the executive by the Bank for the most recent three consecutive years prior to the date the term of employment ends.

Upon a change in control, under the 2000 Stock Option Plan, outstanding equity awards (stock options, stock appreciation rights, and restricted stock) will vest immediately. This is true for all equity award recipients, not just for the Company’s named executive officers.

During the 18-month (24-month for Chief Executive Officer) period commencing on the date the executive’s term of employment ends, the executive is entitled to continue to receive medical, dental and life and disability insurance benefits (which are reflected in the Other Benefits and Tax Gross-Ups category below) upon a triggering event. The named executive officer’s termination would not result in enhanced retirement benefits, beyond the benefits described in the Pension Benefits table and Salary Continuation Agreements and Supplemental Retirement Plan Agreements. In the event that the change-in-control benefits subject the named executive officer to excise tax on excess parachute payments as outlined under IRC Sections 280G and 4999, the Company will make a tax gross-up payment to reimburse the named executive officer for the excise tax and associated income taxes.

Potential Payments Upon Termination of Employment

The table below contains the total potential payments for each termination scenario under the employment agreements with the Company’s named executive officers as of December 31, 2006.

Named Executive Officer Current	Pension Benefit Value ($) (1)	Multiple of Base Salary & Incentive ($) (2)	Acceleration of Stock Options ($) (3)	Other Benefits & Tax Gross-ups ($) (4) (6)	Net Impact of Termination Payments ($) (7)
Owen J. Onsum
• Voluntary Retirement	618,565	-	-	-	618,565
• Disability	618,565	-	-	-	618,565
• Death	1,000,000	-	-	-	1,000,000
• Voluntary Termination	618,565	-	-	-	618,565
• Involuntary or Good Reason Termination	618,565	639,371	-	6,623	1,264,559
• Involuntary Termination for cause	-	-	-	-	-
• Involuntary or Good Reason Termination following Change in Control (within 2 years) (5)	898,028	1,065,618	594,425	642,849	3,200,920
Louise A. Walker
• Voluntary Retirement	-	-	-	-	-
• Disability	42,786	-	-	-	42,786
• Death	800,000	-	-	-	800,000
• Voluntary Termination	-	-	-	-	-
• Involuntary or Good Reason Termination	-	197,332	-	4,415	201,747
• Involuntary Termination for cause	-	-	-	-	-
• Involuntary or Good Reason Termination following Change in Control (within 2 years) (5)	312,650	394,664	246,294	336,481	1,290,089
Robert M. Walker
• Voluntary Retirement	135,812	-	-	-	135,812
• Disability	135,812	-	-	-	135,812
• Death	800,000	-	-	-	800,000
• Voluntary Termination	135,812	-	-	-	135,812
• Involuntary or Good Reason Termination	135,812	166,164	-	4,415	306,391
• Involuntary Termination for cause	-	-	-	-	-
• Involuntary or Good Reason Termination following Change in Control (within 2 years) (5)	470,937	332,327	171,550	334,943	1,309,757
Patrick S. Day
• Voluntary Retirement	-	-	-	-	-
• Disability	14,705	-	-	-	14,705
• Death	450,000	-	-	-	450,000
• Voluntary Termination	-	-	-	-	-
• Involuntary or Good Reason Termination	-	145,000	-	4,415	149,415
• Involuntary Termination for cause	-	-	-	-	-
• Involuntary or Good Reason Termination following Change in Control (within 2 years) (5)	248,172	290,000	-	225,023	763,195

1.  This column represents the present value of pension benefits assuming the termination event had occurred on December 31, 2006. The pension benefit value reflects an increase or decrease compared to the amount listed in the present value of accumulated benefit reported in the Pension Benefits Table based on the reason for termination. The Bank has purchased bank-owned life insurance (“BOLI”) on the life of each named executive. Had any of the named executives died on December 31, 2006, the death benefit received by the Bank would have been sufficient to cover the increase in present value of pension benefits shown.

2.  This column represents the multiple of base salary paid. If terminated within two years following a change of control, the executive would receive 200% (250% for Chief Executive Officer) of annual base salary and the average of the annual bonuses awarded to executive for the most recent three consecutive years prior to the date the term of employment ends (average of annual bonuses awarded in 2003, 2004 and 2005). If employment is terminated by the Company or by the executive for good reason and it is not within two years following a change of control, the executive will receive 100% (150% for Chief Executive Officer) of the sum of the executive’s annual base salary and the average of the annual bonuses awarded to the executive for the three most recent consecutive years prior to the date the term of employment ends.

3.  The unvested stock options were valued at $22.75 using December 29, 2006, closing stock price. This value represents the difference between the stock option exercise price and the market price at that date. The acceleration of stock options is triggered upon a change in control.

4.  The named executive officers would not receive any enhanced payments regarding their Other Benefits as a result of the termination trigger. The amounts related to Other Benefits include heath and disability continuation benefits, outside employment assistance and Tax Gross-ups under applicable employment agreements.

5.  All calculations in this analysis assume (a) change-in-control on December 31, 2006, (b) immediate termination of Mr. Onsum, Ms. L. Walker, Mr. R. Walker and Mr. Day, and (c) amount payable to the executives were also paid in 2006.

6.  This column represents the use of discount rates for tax gross ups equal to 120% of the applicable Federal rate compounded semiannually. Rates for December 2006 were 5.89% for terms less than or equal to three years, 5.62% for terms greater than three but less than or equal to nine years, and 5.81% for terms greater than nine years.

7.  Calculation of amounts taxable are approximations and may vary due to the complexity of the tax code. This analysis made no attempt to reflect many complex tax issues such as the potential impact of AMT or the potential loss of an executive’s tax deductions. In addition, excess parachute payments may reduce deductions available to the Company by reducing compensation thresholds under IRC Section 162(m).

Proposal 2

Ratification of the Company’s Independent Registered

Public Accounting Firm

On March 28, 2006, the Audit Committee of First Northern Community Bancorp (“the Company”) and First Northern Bank of Dixon, its subsidiary, dismissed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm.

The decision to change independent registered public accountants was recommended and approved by the Audit Committee of the Company.

The audit reports of KPMG LLP on the consolidated financial statements of First Northern Community Bancorp and subsidiary as of and for the years ended December 31, 2005, and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the subsequent interim period through March 28, 2006, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report.

During the Company’s two most recent fiscal years and the subsequent interim period through March 28, 2006, there have been no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

On March 28, 2006, the Company engaged Moss Adams LLP as its new independent registered public accounting firm. During the Company’s two most recent fiscal years prior to the engagement of Moss Adams, and through the date of the engagement, the Company did not consult with such firm regarding any of the matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

At the Annual Meeting a vote will be taken on a proposal to ratify the appointment of Moss Adams LLP by the Audit Committee of the Board of Directors to act as the independent registered public accounting firm of the Bank and the Company for the year ending December 31, 2007. Although the appointment of independent public accountants is not required to be approved by shareholders, the Audit Committee believes shareholders should participate in such selection through ratification.

It is anticipated that a representative of Moss Adams LLP will be present at the Meeting, and will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AS THE BANK’S AND THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors of the Bank consists of Messrs. DuPratt and McNaughton and Mmes. Hamlyn and Aldrete—Committee Chairman, none of whom is or has been an officer or employee of the Bank or the Company. During 2006, members of the Compensation Committee had loans or other extensions of credit outstanding from the Bank. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act of 2002 and did not involve more than the normal risk of collectiblity or present other unfavorable features.

Transactions with Related Persons

Certain directors and executive officers of the Bank and the Company and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2006. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans did not involve more than the normal risk of collectibility or present other unfavorable features.

Under the Bank’s written Code of Conduct, the Bank’s President, Chief Executive Officer, Chief Financial Officer, Controller and members of the Board of Directors must receive approval of the Board of Directors or a committee of the Board of Directors prior to taking any action or entering into any relationship that creates, or appears to create, a conflict of interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as administered by the SEC, requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Executive officers, directors and greater than ten percent shareholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of such reports, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed on a timely basis, except that: (1) Patrick S. Day, our Chief Credit Officer, was late filing a Form 3 reporting a grant of stock options; (2) Mr. Carbahal, one of our directors, was late filing a Form 4 reporting purchases of common stock through his individual retirement account.

Information Available to Shareholders

A copy of First Northern Community Bancorp’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2006, as filed with The Securities and Exchange Commission is included with this mailing. Any additional copies will be furnished without charge to Shareholders upon written request to: Lynn Campbell, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

First Northern Community Bancorp is required to file periodic reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and rules thereunder. Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. Certain information is available electronically at the SEC’s internet web site at www.sec.gov. You can also obtain a copy of the Company’s annual report on Form 10-K and other periodic filings with the Securities and Exchange Commission through the Bank website. The Company web address is www.thatsmybank.com. The link to the Company’s Securities and Exchange Commission filings is on the Investor Relations page of the Company’s website. No information contained on our website is incorporated by reference into this proxy statement.

Shareholder Proposals

Under the rules of the SEC, if a shareholder wants to include a proposal in the Company’s proxy statement and form of proxy for presentation at the 2008 annual meeting of shareholders, the proposal must be received by the Company at its principal executive offices by December 10, 2007.

Under the Company’s bylaws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.

Nomination of directors must be made by notification in writing delivered or mailed to the President of the Company at the Company’s principal executive offices not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors and must contain certain information about the director nominee. The Company’s annual meeting of shareholders is generally held in April or May. If the Company’s 2008 annual meeting of shareholders that is due to be held May 13, 2008, is held on schedule, the Company must receive notice of any nomination no earlier than March 16, 2008, and no later than April 13, 2008. The Chairman of the meeting may disregard the nomination of any person not made in compliance with the foregoing procedures.

Notice of any business item proposed to be brought before an annual meeting by a shareholder must be received by the Secretary of the Company not less than 70 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting unless the date of the 2008 annual meeting is advanced by more than 20 days or delayed by more than 70 days in which case notice must be received not more than 90 days and not less than the later of 70 days prior to the meeting or 10 days after the public announcement of the meeting date. Assuming no such advance or delay, the Company must receive notice of any proposed business item no earlier than February 15, 2008, and no later than March 6, 2008. If the Company does not receive timely notice, the Company’s bylaws preclude consideration of the business item at the annual meeting. With respect to notice of a proposed item of business, the bylaws provide that the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the shareholder giving the notice.

A copy of the Company’s bylaws may be obtained upon written request to the Secretary of the Company at the Company’s principal executive offices.

Other Matters

The management of the Company is not aware of any other matters to be presented for consideration at the Meeting or any adjournments or postponements thereof. If any other matters should properly come before the Meeting, it is intended that the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

                By Order of the Board of Directors

                Owen J. Onsum
                President and
                Chief Executive Officer

Operations Center Map

Revocable Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders of
First Northern Community Bancorp to be held on May 15, 2007

    The undersigned hereby appoint(s) Owen J. Onsum and Louise A. Walker, and either of them, each with full power of substitution as Proxy for the undersigned, to attend the Annual Meeting of the Shareholders of First Northern Community Bancorp to be held at the First Northern Bank Operations Center, 210 Stratford Avenue, Dixon, California, at 5:30 p.m. on May 15, 2007, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES
LISTED IN ITEMS 1 AND “FOR” PROPOSAL 2 BELOW:

(1)   To elect the following ten (10) persons to the Board of Directors to serve until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified:

Lori J. Aldrete	John F. Hamel	David W. Schulze
Frank J. Andrews, Jr.	Diane P. Hamlyn	Andrew S. Wallace
John M. Carbahal	Foy S. McNaughton
Gregory DuPratt	Owen J. Onsum

      ()    VOTE FOR ALL NOMINEES LISTED ABOVE, except for the nominees circled, if any
     (    )     VOTE WITHHELD

(2)   To ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as First Northern Community Bancorp’s independent registered public accounting firm for the year ending December 31, 2007.

    (    ) FOR     (    ) AGAINST     (    )  ABSTAIN

(3)   In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted for all of the nominees listed under Item 1, in the manner described in the Proxy Statement dated April 13, 2007, in favor of Item 2 and with respect to any other business properly brought before the Annual Meeting or any adjournment, in accordance with the discretion of the Proxyholders. This proxy confers on the Proxyholders the power of cumulative voting as described in such Proxy Statement.

Please sign exactly as name appears below. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer, stating officer’s title. If a partnership, please sign in partnership name by authorized person.

Dated: ___________________, 2007	Signed _________________________________________
Dated: ___________________, 2007	Signed _________________________________________

Please sign exactly as shown below and give your full title, if applicable.

(    )     I/We expect to attend the meeting and reception.    (   )    We expect to attend the meeting ONLY.

(    )    I/We do not expect to attend.                     Number expected to attend: _____________

Please indicate how you would like your nametag(s) to read:

Please Type or Print

PLEASE PROMPTLY COMPLETE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Name on account and number of shares
as of March 16, 2007

Number of shares: _____
(as of March 16, 2007)